Exhibit 19

PCB BANCORP

Insider Trading Policy

TABLE OF CONTENTS

I.Purpose
II.Applicability of Policy
III.General Policy Statement
IV.Specific Policies
1.Trading on Material Nonpublic Information
2.Tipping
3.Confidentiality of Nonpublic Information
4.Continuation of Policy Following Termination
V.Potential Criminal and Civil Liability and/or Disciplinary Action
1.Liability for Insider Trading
2.Liability for Tipping
3.Possible Disciplinary Actions
VI.Guidelines
1.Mandatory Trading Window for Insiders
2.Preclearance of Trades
3.Individual Responsibility
4.Reporting and Investigation
VII.Procedures for Preclearance of Trades
VIII.Applicability of Policy to Inside Information Regarding Other Companies
IX.Definition of Material Nonpublic Information
X.Certain Exceptions
1.Certain Stock Option Exercises
2.Withholdings in Connection with Equity Award
3.Dividend Reinvestment
4.Certain Transfers
5. 10b5-1 Plans
XI.Additional Information – Directors and Officers
XII.10b5-1 Plans
XIII.Inquiries

Date Approved: February 26, 2026

This Insider Trading Policy (“Policy”) provides guidelines to employees, officers and directors of PCB Bancorp and its subsidiaries (collectively the “Company”) with respect to transactions in the Company’s securities, as well as transactions involving securities of the Company’s business partners (as defined below).

I.Purpose

PCB Bancorp is governed by numerous rules and regulations enacted by the Federal government, state legislatures, and the Securities and Exchange Commission (SEC) in the conduct of its business. Compliance with the letter and spirit of these regulations is a priority for our Company. Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. We have, therefore, developed guidelines and policies to avoid even the appearance of improper conduct on the part of anyone employed or associated with the Company. A copy of this Policy is to be delivered to all officers and directors, and to selected current and new employees upon the commencement of their relationships with the Company.

II.Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, awards of stock compensation and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock. It applies to all executive officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information regardless of the source.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

III.General Policy Statement

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired by any means and the misuse of Material Nonpublic Information in securities trading.

IV.Specific Policies

1.Trading on Material Nonpublic Information. No director, officer or employee of the Company, and no member of the immediate family or household of any such person, or consultant or contractor to the Company, shall engage in any transaction involving a
A-1

PCB Bancorp	Insider Trading Policy
purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading.

2.Tipping. No director, officer, or employee shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.Confidentiality of Nonpublic Information. Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4.Continuation of Policy Following Termination. When an employee’s employment terminates or any other Insider’s relationship with the Company terminates, this Policy shall continue in effect until the beginning of the first day of Trading Window (as defined herein below) after the termination of employment or other relationship with the Company.

V.Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Current laws indicate Insiders may be subject to criminal penalties of up to $5 million for an individual and up to ten (20) years in prison for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. Additionally, Insiders may be liable for treble damages on any gains made (or losses avoided) by such Insider on a trade based upon Material Nonpublic Information.

2.Liability for Tipping. Insiders (acting as “tipper”) may also be liable for improper transactions by persons to whom he or she has disclosed nonpublic information regarding the Company or to whom he or she has made recommendations or expressed opinions based on such information for purposes of trading in the Company’s securities (the recipient is known as the “tippee”). The SEC has imposed large penalties even when the disclosing person did not profit from trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Directors, officers, and employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which

PCB Bancorp	Insider Trading Policy
may include ineligibility for future participation in the Company’s incentive plans or termination of employment.

VI.Guidelines

1.Mandatory Trading Window for Insiders. An Insider (as defined above under “Applicability of Policy”) cannot engage in the purchase or sale of the Company stock during the following periods:

•For the period beginning twenty-one (21) calendar days prior to the end of the each quarter and ending at the close of business on the second Trading Day following the public issuance of the Company’s quarterly financial information for the preceding fiscal period.
•While in possession of Material Nonpublic Information.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “Trading Window”) commencing at the close of business on the second (2nd) Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until twenty-one (21) calendar days prior to the end of the quarter.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be emphasized, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons must use good judgment at all times.

2.Preclearance of Trades. It is mandatory that Directors and Executive Officers obtain “preclearance” before engaging in any transaction involving securities of the Company, including discretionary transactions in securities that occur in connection with any of the Company’s employee benefit plans. Transactions include not only purchases and sales of securities or derivative securities, but gifts, donations or other transfers for charitable, tax, estate planning or other purposes. Designated officers and directors

PCB Bancorp	Insider Trading Policy
must contact the President, the Chief Financial Officer or the Chief Risk Officer of the Company to discuss the transaction and make sure that there is no pending material event which could create an appearance of improper trading. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors in addition to the designated senior officers and directors discussed above. In addition, any other person covered by this Policy is highly encouraged to comply with the Company’s “preclearance” process. Employees may contact the Chief Financial Officer, the Chief Risk Officer, or the In-house Legal Counsel prior to engaging in any transaction involving Company securities to discuss the transaction and make sure that there is no pending material event which could create an appearance of improper trading.

Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Chief Financial Officer, the Chief Risk Officer or the In-house Legal Counsel.

3.Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy, regardless of whether the Company has a mandatory Trading Window for designated Insiders of the Company. The guidelines set forth in the Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

4.Reporting and Investigation. If any person subject to this Policy has reason to believe that Material Nonpublic Information of the Company has been disclosed to an outside party without authorization, or that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to the Chief Financial Officer, Chief Risk Officer and/or the In-house Legal Counsel. The Company, upon receiving such report, may conduct its investigation as the Company may deem reasonable and necessary, which may result in appropriate disciplinary action(s) by the Company.

VII.Procedures for Preclearance of Trades

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the procedures set forth below must be followed by the Company’s Directors, Executive Officers, and by other employees who may have access to Material Nonpublic Information.

No Director, Executive Officer, or other employee who may have access to Material Nonpublic Information may trade in Company securities until:

PCB Bancorp	Insider Trading Policy
•the person trading has notified the President, the Chief Financial Officer or the Chief Risk Officer (“Authorized Company Officer”) of the Company in writing of the amount and nature of the proposed trade(s),

VIII.Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s depositors and borrowers, vendors or suppliers (“business partners”), potential acquirers or acquirees when information is obtained in the course of employment with, or other services performed on behalf of, the Company. Employees and directors who learn of Material Nonpublic Information about such companies through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

IX.Definition of Material Nonpublic Information

It is not possible to define all categories of “Material Information.” However, information should be regarded as “Material Information” if there is a reasonable likelihood that it would (i) be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s securities, or (ii) alter significantly the market price of the Company’s securities. Either positive or negative information may be Material Information.

While it may be difficult under this standard to determine whether particular information is Material Information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered Material Information. Examples of such Material Information may include:

•Financial results
•Projections of future earnings or losses
•Results of product development
•News of a pending or proposed merger or joint venture
•News of the acquisition or disposition of a subsidiary, business or branch
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•Changes in dividend policy, including increases or decreases in dividends
•New product announcements of a significant nature
•Significant pricing changes
•Stock splits
•New equity or debt offerings

PCB Bancorp	Insider Trading Policy
•Acquisitions
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
•Changes in previously disclosed financial information
•Extraordinary borrowings
•Stock repurchase programs

Nonpublic Information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. All information about the Company is generally considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution (i.e., annual or quarterly reports, interim reports, prospectuses, press releases, marketing materials, publication of information in financial publication, etc.) and public investors have had a reasonable period of time to react to the information.

X.Certain Exceptions

1.Certain Stock Option Exercises. For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or the plan. So called “cashless exercises” of options will not be exempt from this policy if such exercise involves a concurrent sale of Company securities, such as a broker-assisted sale.

2.Withholdings in Connection with Equity Awards. This Policy does not apply to the Company’s withholding of shares units upon exercise or vesting of an equity award to satisfy the minimum statutory tax withholding liability. The Policy does apply, however, to any open market sale of shares acquired upon vesting or exercise, including to satisfy tax liabilities.

3.Dividend Reinvestment. This Policy does not apply to automatic purchases of the Company’s common stock under a dividend reinvestment plan or dividend reinvestment election that results from the reinvestment of dividends paid on the Company’s common stock, provided that the dividend reinvestment plan was entered into or the dividend reinvestment election as made during a Trading Window and while the Insider had no Material Nonpublic Information. This Policy does apply, however, to other purchases of the Company’s common stock under the plan that result from additional contributions an Insider chooses to make to the dividend reinvestment plan, or to increases or decreases in an Insider’s level of participation in the plan. This Policy also applies to an Insider’s sale of the Company’s common stock purchased pursuant to the plan or election.

4.Certain Transfers. This Policy does not apply to the transfer of shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to a

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trust of which the Insider is the beneficiary).

5. 10b5-1 Plans. The requirement that trades be made only during a Trading Window does not apply to trades made pursuant to a valid “10b5-1 plan” approved by the Company as provided below.

XI.Additional Information – Directors and Officers

To the extent applicable, Directors and executive officers of the Company must also comply with the reporting obligations and limitation on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that named executive officers and directors who purchase and sell or sell and purchase the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Moreover, no named executive officer or director may ever make a short sale1 of the Company’s stock. The Company has provided, and will continue to provide, separate memoranda and other appropriate materials to its named executive officers and directors regarding compliance with Section 16 of the Exchange Act and its related rules if and when such executive officers and directors become subject thereto.

XII.10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability if a person enters into a “10b5-1 plan” for trading in securities that meets the requirements of the rule. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must be adopted in compliance with the timing and other requirements of Rule 10b5-1.

Insiders are permitted to enter into 10b5-1 plans with respect to the Company’s securities. In general, an Insider may only enter into a 10b5-1 plan when the Insider is not aware of Material Nonpublic Information and only during a Trading Window. In addition, the Authorized Company Officer must approve the 10b5-1 plan before the Insider enters into the plan.

XIII.Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Financial Officer, Chief Risk Officer, or In-house Legal Counsel.

1 Short selling (or “selling short”) is a technique used by investors who try to profit from the falling price of a stock. The investor’s broker will borrow the shares from someone who owns them with the promise that the investor will return them later. The investor immediately sells the borrowed shares at the current market price. If the price of the shares drops, he/she “covers the short position” by buying back the shares, and his/her broker returns them to the lender. The profit is the difference between the price at which the stock was sold and the cost to buy it back, minus commissions and expenses for borrowing the stock.

PCB Bancorp	Insider Trading Policy
PCB BANCORP

AGREEMENT REGARDING PRONOUNCEMENT
OF POLICIES AND PROCEDURES
(INSIDER TRADING)

The undersigned hereby certifies that he or she has read and understands the Insider Trading Policy of PCB BANCORP and its subsidiaries (collectively, the “Company”).

I agree to strictly abide by the Policies and Procedures of PCB BANCORP’s Insider Trading Policy and agree and understand that failure to do so constitutes grounds for my immediate dismissal. I agree that, prior to taking any action potentially inconsistent with the underlying Policies and Procedures, I will request clarification thereon from my supervisor.

Name:
Print

Signature:

Address:

Date:

Acknowledged and Agreed to this         day of                  , 202

PCB BANCORP

By:
Name:
Title: